Exhibit 5.1

Darren K. DeStefano

+1 703 456 8034

ddestefano@cooley.com

September 9, 2019

Cara Therapeutics, Inc.

4 Stamford Plaza

107 Elm Street

Stamford, CT 06902

Ladies and Gentlemen:

You have requested our opinion, as counsel to Cara Therapeutics, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 170,793 shares of the common stock, par value $0.001 per share of the Company on behalf of the selling stockholder identified in the Prospectus (the “Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we have determined are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents other than by the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to verify independently such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM

Cara Therapeutics, Inc.

September 9, 2019

Page Two

Very truly yours,

COOLEY LLP

By:	/s/ Darren K. DeStefano
Darren K. DeStefano

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM